Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement Nos. 33-61091, 33-42211, 333-42338, 333-124763 and 333-153652 on Form S-8 and 333-154209 on Form S-3 of our reports dated February 27, 2009, relating to the financial statements and financial statement schedule of The Lubrizol Corporation (the “Company”) (which report expresses an unqualified opinion and includes an explanatory paragraph regarding the Company’s adoption of new accounting standards in 2007 and 2006), and the effectiveness of the Company’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of the Company for the year ended December 31, 2008.

/s/ Deloitte & Touche LLP
Cleveland, Ohio February 27, 2009